EXHIBIT 5.1

June 29, 2005

Extended Systems Incorporated

5777 North Meeker Avenue

Boise, Idaho 83713

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Extended Systems Incorporated (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering 1,600,000 shares of Common Stock, $0.001 par value, (the “Shares”) of the Company issuable under the Company’s 1998 Stock Plan, 1998 Director Plan and 2001 Approved Share Option Scheme (the “Plans”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.          The Company is a corporation validly existing under the laws of the state of Delaware; and

2.          The Shares have been duly authorized and, when issued pursuant to the Plans and in accordance with resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Stoel Rives LLP